CONTACT GOLD CLOSES C$14.77 MILLION PUBLIC OFFERING AND RETIRES PREFERRED STOCK

Vancouver, B.C. (September 29, 2020) - Contact Gold Corp. (the "Company" or "Contact Gold") (TSXV: C and OTCQB: CGOL) is pleased to announce that it has completed its previously announced public offering of units ("Units") for aggregate gross proceeds of C$14,774,000 (the "Offering").

The Offering was conducted by joint underwriters Cormark Securities Inc. and Cormark Securities (USA) Limited (together, the "Underwriters") pursuant to which a total of 73,870,000 Units were sold at a price of $0.20 per Unit ("Offering Price"), which included the partial exercise by the Underwriters of the over-allotment option.

Each Unit consisted of one share of common stock in the capital of the Company (a "Share", and as a constituent of the Unit, a "Unit Share") and one-half of one Share purchase warrant (each whole warrant, a "Warrant"), with each Warrant entitling the holder thereof to acquire, subject to adjustment in certain circumstances, one Share at an exercise price of C$0.27 until September 29, 2022. For further information about the Offering, refer to the Company's news releases dated August 6, 2020, August 10, 2020, and September 23, 2020.

Concurrent with closing of the Offering, Contact Gold redeemed and retired all of the issued shares of preferred stock ("Preferred Shares") in the following steps pursuant to the binding letter agreement ("Binding LOI") with Waterton Nevada Splitter, LLC ("Waterton"):

i) Contact Gold made a cash payment of C$5,000,000 from the proceeds of the Offering to redeem a portion of the Preferred Shares;

ii) Waterton, the holder of the Preferred Shares, purchased a total of 69,412,978 Shares pursuant to a private placement at a price per share of $0.195 for aggregate gross proceeds of approximately C$13.54 million (the "Redemption Placement"); and

iii) Contact Gold applied the proceeds of the Redemption Placement to redeem all of the remaining outstanding Preferred Shares (the "Redemption").

Contact Gold intends to use the remaining net proceeds of the Offering to undertake further drilling at the Company's Green Springs and Pony Creek projects located in Nevada, for exploration on its other properties, and for general working capital purposes, as further detailed in the Prospectus Supplement and Offering Statement (each as defined below).

"The successful closing of the offering will allow Contact Gold to ramp up our 2020 drill program at Green Springs, where we continue to follow up on the exciting, high-grade oxide intersected in last year's drilling", said Matthew Lennox-King, President & CEO, "In addition, retiring the preferred shares will better align all stakeholders and position the Company to capitalize on the value of its Nevada projects.

The Underwriters received a cash commission equal to 6% of the gross proceeds of the Offering, other than in respect of sales to president's list purchasers (the "President's List"), on which they received a cash commission equal to 3%.  As additional consideration for the services rendered in connection with the Offering, the Company issued the Underwriters a total of 4,225,125 broker warrants of the Company (the "Broker Warrants"). Each Broker Warrant shall be exercisable to purchase, subject to adjustment in certain circumstances, one Share (a "Broker Share") at a price of $0.27 until September 29, 2022.

The Offering was conducted (A) in Canada pursuant to a prospectus supplement (the "Prospectus Supplement") to the Company's short form base shelf prospectus dated October 24, 2018 filed in all of the provinces and territories of Canada, except for Québec (the "Canadian Jurisdictions"), and (B) to the public under an offering statement on Form 1-A, which includes an Offering Circular (the "Offering Statement"), pursuant to Regulation A under the United States Securities Act of 1933, as amended (the "1933 Act"), filed with the United States Securities and Exchange Commission (the "SEC"). The securities sold pursuant to the Offering have not been approved or disapproved by the SEC, or any Canadian securities commission, nor has any such regulatory authority passed upon the accuracy or adequacy of the Prospectus Supplement or the Offering Statement.

The Shares issued pursuant to the Redemption Placement are subject to a four month and one day statutory hold period in Canada expiring on January 30, 2021, and are also deemed to be "restricted securities" under the 1933 Act, which generally requires a one-year hold period. They have not been, nor will they be, registered or qualified under the 1933 Act or any state securities laws, and may not be offered or sold to, or for the account or benefit of, any person in the United States or any "U.S. person", as such term is defined in Regulation S under the 1933 Act, absent registration or an applicable exemption from registration requirements.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of any securities, in any state or jurisdiction in which the offer, solicitation, or sale of securities would be unlawful.

The Offering and the Redemption Placement remain subject to the receipt of final approval from the TSX Venture Exchange. Copies of the Prospectus Supplement and the Offering Statement (including the Offering Circular contained therein), are available at www.sedar.com and www.sec.gov.  The Offering Statement is also available at http://www.contactgold.com/_resources/pdf/Contact-Gold-Form-1-A-Rule-253-Offering-Circular.pdf

Exploration Update

The 2020 Green Springs drill program started on September 2, 2020nd.  To date, 7 holes have been completed at the Charlie & Echo Zones and Zulu target.  Results are pending for all holes.

Related Party Transactions

Waterton is an insider of the Company and, as a result, the completion of the Redemption Placement constitutes a "related party transaction" as defined in Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101"). The Redemption Placement is exempt from the formal valuation and minority shareholder approval requirements of MI 61-101 in reliance upon the exemptions contained in section 5.5(b) and 5.7(1)(e), respectively, of MI 61-101. A material change report was filed in connection with the potential Redemption Placement less than 21 days in advance of the closing of the Redemption Placement, which the Company deemed reasonable in the circumstances so as to be able to complete the Redemption Placement in an expeditious manner.

In addition, certain directors and officers of the Company acquired an aggregate of 337,000 Units pursuant to the Offering. Participation by the directors and officers of the Company in the Offering constitutes a "related party transaction" pursuant to MI 61-101, however is exempt from the formal valuation and minority shareholder approval requirements in reliance upon the exemptions contained in sections 5.5(b) and 5.7(1)(a) of MI 61-101.

Early Warning

In connection with the Redemption Placement, Waterton acquired 69,412,978 Shares, as further described above. Prior to the completion of the Redemption Placement, Waterton held 31,351,649 Shares representing approximately 32.16% of the issued and outstanding Shares, and 100% of the Preferred Shares. As at the date hereof, after giving effect to the Redemption Placement, Waterton holds 100,764,627 Shares representing approximately 43% of the total issued and outstanding Shares, and none of the Preferred Shares. The Shares were acquired to fulfill the purposes of, and in accordance with the terms of the Binding LOI as described above, and for investment purposes. Depending on market and other conditions, or as future circumstances may dictate, Waterton may from time to time, increase or decrease their holdings of the Shares. This portion of the news release is issued pursuant to National Instrument 62-103 - The Early Warning System and Related TakeOver Bid and Insider Reporting Issues, which also required an early warning report to be filed with the applicable securities regulators containing additional information with respect to the foregoing matters. A copy of the early warning report of Waterton will be available on the Company's issuer profile on SEDAR at www.sedar.com and can also be obtained from Waterton by contacting Richard Wells at (416) 504-3507.

About Contact Gold Corp.

Contact Gold is an exploration company focused on producing district scale gold discoveries in Nevada.  Contact Gold's extensive land holdings are on the prolific Carlin, Independence and Northern Nevada Rift gold trends which host numerous gold deposits and mines. Contact Gold's land position comprises approximately 200 km2 of target rich mineral tenure hosting numerous known gold occurrences, ranging from early- to advanced-exploration and resource definition stage.

Additional information about the Company is available at www.contactgold.com.

For more information, please contact: +1 (604) 449-3361

Matthew Lennox-King - President & CEO

E-mail: info@ContactGold.com

Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy of this release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Cautionary Note Regarding Forward-Looking Information

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking statements") within the meaning of the applicable Canadian and United States securities legislation. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this news release. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "budget", "scheduled", "forecasts", "estimates", "believes" or "intends" or variations of such words and phrases or stating that certain actions, events or results "may" or "could", "would", "might" or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements. In this news release, forward-looking statements relate, among other things, to the intended use of remaining proceeds of the Offering; the receipt of final approvals of the TSXV for the Offering and the Redemption Placement; and the nature, timing and extent of the Corporation's planned exploration programs and activities.

These forward-looking statements are based on opinions and estimates of management of the Company at the time such statements were made and are based on various assumptions, including but not limited to, favourable and stable general macroeconomic conditions, securities markets, spot and forward prices of gold, silver, base metals and certain other commodities and currency markets (such as the $ to US$ exchange rate); no materially adverse changes or economic developments, that various risks and hazards associated with the business of mineral exploration, development and mining will not materialize and the ability to continue raising the necessary capital to finance operations.  Actual future results may differ materially as forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors that may affect the forward-looking statements in this news release include but are not limited to: changing market conditions; the risk that the Company may be required to use the proceeds from the Offering other than as described; risks related to the Company's exploration plans including that it may not be able to carry out those plans as currently anticipated, or at all; and the receipt of applicable regulatory and final stock exchange approvals.  Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

Although the forward-looking statements contained in this news release are based upon what management of the Company believes, or believed at the time, to be reasonable assumptions, the Company cannot assure shareholders that actual results will be consistent with such forward-looking statements, as there may be other factors that cause results not to be as anticipated, estimated or intended. Readers should not place undue reliance on the forward-looking statements and information contained in this news release. The Company assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.